Exhibit (d)(12)(d)

TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of July 31, 2020 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]
Transamerica Aegon High Yield Bond VP	0.35% of the first $20 million; 0.24% over $20 million up to $40 million; 0.19% over $40 million up to $125 million; and 0.14% over $125 million[2]

Transamerica Aegon U.S. Government Securities VP	0.15% of average daily net assets

Transamerica Multi-Managed Balanced VP	0.12% of the first $1 billion; and 0.05% over $1 billion[3]

[1]	As a percentage of average daily net assets on an annual basis.
[2]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica High Yield Bond and Transamerica High Yield ESG.
[3]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Intermediate Bond, the portion of assets of Transamerica Balanced II, the portion of assets of Transamerica Multi-Managed Balanced, the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

[signature page follows]

The parties hereto have caused this amendment to be executed as of July 31, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Thomas R. Wald
Name:	Thomas R. Wald
Title:	Chief Investment Officer and Senior Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephanie Phelps
Name:	Stephanie Phelps
Title:	CAO